UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 7)

Velocity Express
(Name of Issuer)

Common Stock
(Title of Class of Securities)

911498103
(CUSIP Number)

November 30, 2002
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

					/_X_/	Rule 13d-1(b)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid

OMB control number.SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 9111498103				13G			Page 2 of 10

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/   /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
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	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-591,750*-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-591,750*-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-591,750*-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	14.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

*Includes 500,000 Common Shares issuable upon conversion of 50,000 shares of Series D Convertible Preferred Stock, and 91,750 Common Shares issuable upon exercise of warrants.

CUSIP No. 911498103				13G			Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/   /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-591,750*-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-591,750*-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-591,750*-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	14.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

*Includes 500,000 Common Shares issuable upon conversion of 50,000 shares of Series D Convertible Preferred Stock, and 91,750 Common Shares issuable upon exercise of warrants.

CUSIP No. 911498103				13G			Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-591,750*-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-591,750*-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-591,750*-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	14.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

*Includes 500,000 Common Shares issuable upon conversion of 50,000 shares of Series D Convertible Preferred Stock, and 91,750 Common Shares issuable upon exercise of warrants.

CUSIP No. 911498103				13G			Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	G. Randall Hecht
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA
----------------------------------------------------------------
	  NUMBER OF	5	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH			-591,750*-
	 REPORTING		---------------------------------------
	   PERSON		7	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				8	SHARED DISPOSITIVE POWER
					-591,750*-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-591,750*-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(See
Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	14.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

*Includes 500,000 Common Shares issuable upon conversion of 50,000 shares of Series D Convertible Preferred Stock, and 91,750 Common Shares issuable upon exercise of warrants.

CUSIP No. 911498103				13G			Page 6 of 10

ITEM 1.

     (a)  The name of the issuer is Velocity Express(the "Issuer").

     (b) The principal executive office of the Issuer is located at 9850 51st Avenue North, Minneapolis, MN 55442.


ITEM 2.

     (a-c) See Annex I for information on the persons filing this statement (collectively, the "Filers").

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 911498103.


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CUSIP No. 911498103				13G			Page 7 of 10


ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the
Act (15 U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of
the Act (15 U.S.C. 78c).

	(d)	_X*_	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).  *RS Diversified
Growth Fund is a registered investment company.

	(e)	_X*_	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E). *RS Investment Management, L.P. is a registered investment adviser.

	(f)	___	An employee benefit plan or endowment fund in
accordance with 240.13d-1(b)(1)(ii)(F).

	(g)	_X*_	A parent holding company or control person in
accordance with 240.13d-1(b)(1)(ii)(G).  *RS Investment
Management Co. LLC is the General Partner of RS Investment
Management, L.P. G. Randall Hecht is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P.

	(h)	___	A savings association as defined in section 3(b) of
the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of
an investment company under section 3(c)(14) of the Investment Company
Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)


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CUSIP No. 911498103				13G			Page 8 of 10

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

RS Investment Management, L.P. is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock, except the RS Diversified Growth Fund, are more than five percent of the outstanding Stock.

RS Investment Management, L.P. is a registered investment adviser. RS Investment Management Co. LLC is the General Partner of
RS Investment Management, L.P.  RS Diversified Growth
Fund is an investment company.  RS Investment Management, L.P.
is the investment adviser to RS Diversified Growth Fund.
G. Randall Hecht is a control person of RS Investment
Co. LLC and RS Investment Management, L.P.

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CUSIP No. 911498103				13G			Page 9 of 10

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	December 9, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

G. RANDALL HECHT
/s/	G. Randall Hecht

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CUSIP No. 911498103				13G			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	December 9, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

G. RANDALL HECHT
/s/	G. Randall Hecht


Annex I

This Annex identifies certain entities which may be filing parties of the attached Schedule or which may be referred to in the filing.

The principal office and principal place of business of the following entities is 388 Market Street, Suite 1700, San Francisco, CA 94111:

I.	(a)  RS Investment Management Co. LLC is a Delaware Limited
Liability Company.
(b)	holding company

II.	(a)  RS Investment Management, L.P. is a California Limited
Partnership.
(b)	registered investment adviser

III.	(a)  RS Diversified Growth Fund is a series of a Massachusetts business trust.
(b)	investment company

IV. (a)  G. Randall Hecht is a control person of RS Investment
Management Co. LLC and RS Investment Management, L.P.
(b) individual

RS Investment Management, L.P. is a registered investment adviser. RS Investment Management Co. LLC is the General Partner of
RS Investment Management, L.P.  RS Diversified Growth
Fund is an investment company.  RS Investment Management, L.P.
is the investment adviser to RS Diversified Growth Fund.
G. Randall Hecht is a control person of RS Investment
Co. LLC and RS Investment Management, L.P.